Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Validus Holdings, Ltd. dated February 15, 2013 of our report dated March 13, 2012 related to the financial statements of Flagstone Reinsurance Holdings, S.A. as of and for the years ended December 31, 2011 and 2010, and contained in Registration Statement No. 333-183999 of Validus Holdings, Ltd. on Form S-4.

February 15, 2013
/s/Deloitte & Touche Ltd.